SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material Pursuant to §240.14a-12.

MAGELLAN MIDSTREAM PARTNERS, L.P.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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One Williams Center

Tulsa, Oklahoma 74172

February 26, 2009

To Our Limited Partners:

You are cordially invited to attend the 2009 annual meeting of limited partners of Magellan Midstream Partners, L.P. to be held on Wednesday, April 22, 2009 in the Williams Resource Center at One Williams Center, Tulsa, Oklahoma, commencing at 10:00 a.m. Central Time. A notice of the annual meeting, proxy statement and proxy card are enclosed. We also have enclosed our 2008 Annual Report and Form 10-K for the fiscal year ended December 31, 2008.

The board of directors of our general partner has called this annual meeting for you to consider and act upon the election of one Class I director to our general partner’s board of directors to serve until the 2012 annual meeting of limited partners. The board of directors of our general partner unanimously recommends that you approve this proposal. I urge you to read the accompanying proxy statement for further details about the proposal.

Your vote is important. Whether or not you plan to attend the annual meeting, please cast your vote by completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying envelope. You also may vote by following the internet or telephone voting instructions on the proxy card. If for any reason you desire to revoke your proxy, you may do so at any time before the vote is held at the annual meeting by following the procedures described in the accompanying proxy statement.

Sincerely,

Don R. Wellendorf

Chairman of the Board, President and

Chief Executive Officer of Magellan GP, LLC,

general partner of Magellan Midstream Partners, L.P.

MAGELLAN MIDSTREAM PARTNERS, L.P.

One Williams Center

Tulsa, Oklahoma 74172

NOTICE OF ANNUAL MEETING OF LIMITED PARTNERS

TO BE HELD ON APRIL 22, 2009

To the Unitholders of Magellan Midstream Partners, L.P.:

The annual meeting of limited partners of Magellan Midstream Partners, L.P. will be held in the Williams Resource Center at One Williams Center, Tulsa, Oklahoma, on April 22, 2009 at 10:00 a.m. Central Time to consider the following matters:

1. The election of one Class I director to our general partner’s board of directors to serve until the 2012 annual meeting of limited partners; and

2. The transaction of any other business as may properly come before the annual meeting or any adjournments thereof, including, without limitation, the adjournment of the annual meeting in order to solicit additional votes from unitholders with respect to the foregoing proposal.

Only unitholders of record at the close of business on February 24, 2009 are entitled to attend or vote at the annual meeting or any adjournments thereof.

Your vote is important! For your convenience, internet and telephone voting are available. The instructions for voting by internet or telephone are set forth on your proxy card. If you prefer, you may vote by mail by completing your proxy card and returning it in the enclosed postage-paid envelope.

By Order of the Board of Directors of Magellan

GP, LLC, as general partner of Magellan Midstream

Partners, L.P.

Suzanne H. Costin

Secretary

Tulsa, Oklahoma

February 26, 2009

MAGELLAN MIDSTREAM PARTNERS, L.P.

Proxy Statement

For

Annual Meeting of Limited Partners

To Be Held on April 22, 2009

These proxy materials, which we will begin mailing to our unitholders on or about March 9, 2009, are being furnished to you in connection with the solicitation of proxies by and on behalf of the board of directors of Magellan GP, LLC, a Delaware limited liability company, acting in its capacity as the general partner of Magellan Midstream Partners, L.P., a Delaware limited partnership, for use at our 2009 annual meeting of limited partners or at any adjournments thereof. The meeting will be held in the Williams Resource Center on April 22, 2009 at 10:00 a.m. Central Time at One Williams Center, Tulsa, Oklahoma. Holders of record of common units at the close of business on February 24, 2009 were entitled to notice of, and are entitled to vote at, the annual meeting and any adjournments thereof, unless such adjournment is for more than 45 days, in which event our general partner’s board of directors is required to set a new record date. Unless otherwise indicated, the terms “Partnership,” “Magellan,” “our,” “we,” “us” and similar terms refer to Magellan Midstream Partners, L.P., together with our subsidiaries.

Proposal

At our 2009 annual meeting of limited partners, we are asking our unitholders to consider and act upon the election of one Class I director to serve until our 2012 annual meeting (the “Class I Director Election Proposal”).

Outstanding Common Units Held on Record Date

As of the record date, there were 66,953,879 outstanding common units that were entitled to notice of and are entitled to vote at the annual meeting.

Quorum Required

The presence, in person or by proxy, of the holders as of the record date of a majority of our outstanding common units is necessary to constitute a quorum for purposes of voting on the proposal at the annual meeting. Withheld votes will count as present for purposes of establishing a quorum on the proposal.

Vote Required

Directors on our general partner’s board of directors are elected by a plurality of the votes cast by the holders of our outstanding common units. A plurality occurs when more votes are cast for a candidate than those cast for an opposing candidate. Each common unit entitles the holder thereof as of the record date to one vote. Unitholders are not entitled to cumulative voting. Cumulative voting is a system for electing directors whereby a security holder is entitled to multiply his number of securities by the number of directors to be elected and cast the total number of votes for a single candidate or a select few candidates.

A unitholder eligible to vote on the Class I Director Election Proposal may: (1) vote for the election of the nominee named herein or (2) withhold authority to vote for the nominee. Under the applicable rules of the New York Stock Exchange (“NYSE”), brokers that are members of the NYSE are permitted to vote a client’s proxy in their own discretion as to the election of directors to the board of directors of our general partner if the broker has not received instructions from the unitholder on this proposal.

How to Vote

You may vote in person at the annual meeting, by telephone, by internet or by proxy. Even if you plan to attend the annual meeting, we encourage you to complete, sign and return your proxy card or vote by following the telephone or internet voting instructions on the proxy card in advance of the annual meeting.

In Person

If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your units are held in the name of a broker, you must obtain from the brokerage firm an account statement, letter or other evidence satisfactory to us of your beneficial ownership of the units.

Telephone

Please dial the toll-free telephone number set forth on the proxy card and follow the audio instructions. You will need the control number contained on your proxy card.

Internet

Go to the website set forth on the proxy card and follow the on-screen instructions. You will need the control number contained on your proxy card.

Proxy

Please mail your completed, signed and dated proxy card in the enclosed postage-paid return envelope as soon as possible so that your units may be represented at the annual meeting.

Revoking Your Proxy or Changing Your Telephone or Internet Vote

You may revoke your proxy before it is voted at the annual meeting as follows:

•	by delivering, before or at the annual meeting, a new proxy with a later date;

•	by delivering, on or before the business day prior to the annual meeting, a notice of revocation to the Secretary of our general partner at the address set forth in the notice of the annual meeting;

•	by attending the annual meeting in person and voting, although your attendance at the annual meeting, without actually voting, will not by itself revoke a previously granted proxy; or

•	if you have instructed a broker to vote your units, you must follow the directions received from your broker to change those instructions.

You may change your telephone vote as often as you wish by following the procedures for telephone voting. The last known vote in the telephone voting system as of the beginning of the annual meeting at 10:00 a.m. Central Time on April 22, 2009 will be counted.

You may change your internet vote as often as you wish by following the procedures for internet voting. The last known vote in the internet voting system as of the beginning of the annual meeting at 10:00 a.m. Central Time on April 22, 2009 will be counted.

Solicitation and Mailing of Proxies

The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by us. In addition to the use of the mail, proxies may be solicited by representatives of our general partner in person or by telephone, electronic mail or facsimile transmission. These representatives will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. If undertaken, we expect the expenses of such solicitation by representatives of our general partner to be nominal. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our common units as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. We have retained Morrow & Co., LLC to aid in the solicitation of proxies. The fees of Morrow & Co., LLC are $5,000, plus reimbursement of its reasonable costs.

Only one annual report and proxy statement will be delivered to multiple unitholders sharing an address, if possible, unless we have received contrary instructions from one or more of the unitholders. If you have questions about the annual meeting or need additional copies of this proxy statement or additional proxy cards, please contact our proxy solicitation agent as follows:

Morrow & Co., LLC

470 West Avenue

Stamford, Connecticut 06902

Email: magellaninfo@morrowco.com

Phone (unitholders): (800) 607-0088

Phone (banks and brokerage firms): (203) 658-9400

Other Matters for 2009 Annual Meeting

We know of no matters to be acted upon at the annual meeting other than the proposal included in the accompanying notice and described in this proxy statement. If any other matter requiring a vote of unitholders arises, including a question of adjourning the annual meeting, the persons named as proxies in the accompanying proxy card will have the discretion to vote thereon according to their best judgment of what they consider to be in the best interests of our Partnership. The accompanying proxy card confers discretionary authority to take action with respect to any additional matters that may come before the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials

for the Unitholder Meeting to Be Held on April 22, 2009

This proxy statement and our annual report to unitholders are available at www.magellanlp.com.

CLASS I DIRECTOR ELECTION PROPOSAL

We are a limited partnership. We do not have our own board of directors and do not have any employees. We are managed and operated by the officers of, and are subject to the oversight of the board of directors of, our general partner.

The total number of directors on our general partner’s board of directors is currently set at eight and there are four vacancies. Three of the vacancies were created when representatives of MGG Midstream Holdings, L.P. (“MGG MH”), a former affiliate, resigned from our board in 2006 and 2008. The fourth vacancy was due to the death of one of three independent directors, John P. DesBarres, on December 29, 2008. The NYSE corporate governance listing standards require all publicly-traded companies to have at least three independent directors serving on the audit committee. On December 30, 2008, we notified the NYSE of Mr. DesBarres’ death and the NYSE notified us of our non-compliance. We are currently searching for a third independent director to serve on the board and audit committee.

The terms of the directors of our general partner’s board are “staggered” and the directors are divided into three classes. At each annual meeting, only one class of directors is elected and, upon election, directors in that class serve for a term of three years, subject to a director’s earlier resignation, death or removal.

At the 2009 annual meeting, our unitholders will consider and act upon a proposal to elect one Class I director to our general partner’s board of directors to serve until the 2012 annual meeting of limited partners. The Class I nominee has consented to serve as a director if so elected. The persons named as proxies in the accompanying proxy card, who have been designated by the board of directors of our general partner, intend to vote for the election of the Class I director nominee unless otherwise instructed by a unitholder in a proxy card. If this nominee becomes unable for any reason to stand for election as a director of our general partner, the persons named as proxies in the accompanying proxy card will vote for the election of such other person or persons as the board of directors of our general partner may recommend and propose to replace such nominee.

Information concerning the Class I director nominee, along with information concerning the current Class II and Class III directors whose terms of office will continue after the annual meeting, is set forth below.

CLASS I DIRECTOR NOMINEE — If Elected, Term Expires at the 2012 Annual Meeting of Limited Partners

George A. O’Brien, Jr., 60, has served as an independent director of our general partner since December 12, 2003. Mr. O’Brien was the President and Chief Executive Officer (“CEO”) of Pacific Lumber Company from 2006 through July 2008. From 1988 until 2005, he worked for International Paper Company (“International Paper”) where he served as Senior Vice President of Forest Products responsible for its forestry, wood products, minerals and specialty chemicals businesses. Other responsibilities during his tenure at International Paper included corporate development, Chief Financial Officer (“CFO”) of its New Zealand subsidiary and operations management. In January 2007, Pacific Lumber Company filed for voluntary reorganization under Chapter 11 of the United States Bankruptcy Code. Mr. O’Brien’s nomination was recommended by our general partner’s board of directors.

CLASS II DIRECTOR — Term Expires at the 2010 Annual Meeting of Limited Partners

Patrick C. Eilers, 42, has served as a director of our general partner since June 17, 2003. He also serves as a director of the general partner (“MGG GP”) of Magellan Midstream Holdings, L.P. (“MGG”). MGG owns our general partner. Mr. Eilers is a Managing Director of Madison Dearborn Partners, LLC overseeing the firm’s energy, power and chemicals practice. Prior to joining Madison Dearborn Partners in 1999, he served as a Director with Jordan Industries, Inc. and as an Associate with IAI Venture Capital, Inc. He also played professional football with the Chicago Bears, the Washington Redskins and the Minnesota Vikings from 1990 to 1995.

CLASS III DIRECTORS — Term Expires at the 2011 Annual Meeting of Limited Partners

James R. Montague, 61, has served as an independent director of our general partner since November 21, 2003. He has been retired since 2003. From 2001 to 2002, Mr. Montague served as President of EnCana Gulf of Mexico, Inc., an oil and gas exploration and production business. From 1996 to 2001, he served as President of two subsidiaries of International Paper, IP Petroleum Company, an oil and gas exploration and production company, and GCO Minerals Company, a company that manages International Paper’s mineral holdings. Mr. Montague serves as a director of Atwood Oceanics, Inc. and the general partner of Penn Virginia Resource Partners, L.P.

Don R. Wellendorf, 56, is currently our Chairman of the Board (“Chairman”) and has served as a director, President and CEO of our general partner since November 15, 2002. He is also Chairman, President and CEO of MGG GP. Prior to November 2002, Mr. Wellendorf served as Senior Vice President, Treasurer and CFO of our former general partner. From 1998 to 2002, he served as a Vice President of a subsidiary of The Williams Companies, Inc. (“Williams”). Prior to Williams’ merger with MAPCO Inc. (“MAPCO”), he served in various management positions since joining MAPCO in 1979.

THE BOARD OF DIRECTORS OF OUR GENERAL PARTNER UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE “FOR” THE ELECTION OF GEORGE A. O’BRIEN, JR. TO CLASS I OF OUR GENERAL PARTNER’S BOARD OF DIRECTORS.

CORPORATE GOVERNANCE

Director Independence

The NYSE rules do not require the boards of directors of publicly-traded limited partnerships to be made up of a majority of independent directors. Two members of our general partner’s board of directors meet the independence and financial literacy requirements of the NYSE and the Securities and Exchange Commission (“SEC”). These independent directors are James R. Montague and George A. O’Brien, Jr. Based on all relevant facts and circumstances, our general partner’s board of directors affirmatively determined on January 22, 2009 that these independent directors have no material relationship with us or our general partner and meet the following categorical standards:

•

A director will not be considered independent if the director is, or has been within the last three years, an employee of MGG, our general partner or us, or if an immediate family member of a director is, or has been within the last three years, an executive officer of MGG, our general partner or us; provided, however, that employment as an interim Chairman or CEO or other executive officer will not disqualify a director from being considered independent following that employment;

•

A director who has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from MGG, our general partner or us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), will not be considered independent; provided, however, that the following need not be considered in determining independence under this test: (i) compensation received by a director for former service as an interim Chairman or CEO or other executive officer and (ii) compensation received by an immediate family member for service as an employee (other than an executive officer) of MGG, our general partner or us;

•

A director will not be considered independent if (i) the director or an immediate family member is a current partner of a firm that is our internal or external auditor; (ii) the director is a current employee of such a firm, (iii) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our audit within that time;

•

A director or immediate family member who is, or has been within the last three years, employed as an executive officer of another company where any of MGG’s, our general partner’s or our present executive officers at the same time serves or served on that company’s compensation committee will not be considered independent; and

•

A director who is a current employee, or whose immediate family member who is a current executive officer, of a company that has made payments to, or received payments from, MGG, our general partner or us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, will not be considered independent; provided, however, that charitable organizations will not be considered to be a company for purposes of this test.

2008 Meetings of the Board of Directors and its Committees

The board of directors of our general partner held nine board meetings, eight audit committee meetings, two compensation committee meetings and 42 conflicts committee meetings, which is a total of 61 meetings during 2008. During 2008, no director attended fewer than 75% of: (1) the total number of meetings of our general partner’s board of directors held during the period for which he was a director; and (2) the total number of meetings held by all committees of the board on which he served during the periods that he served, with the exception of Thomas T. Macejko, Jr. who resigned on December 3, 2008. Our general partner’s board of directors does not have a policy with respect to the board members’ attendance at annual meetings. At our 2008 annual meeting of limited partners, all of our directors were in attendance, with the exception of Thomas T. Macejko, Jr.

Board Committees

Our general partner’s board of directors has the following three standing committees: (1) audit committee; (2) compensation committee; and (3) conflicts committee.

Audit Committee. The members of the audit committee are James R. Montague and George A. O’Brien, Jr. Our general partner’s board of directors has determined that each of these directors meets the independence and financial literacy requirements of the NYSE. Mr. O’Brien is the chairman of the audit committee. Our general partner’s board of directors has determined that Mr. O’Brien is an audit committee financial expert. The audit committee, among other things, reviews our external financial reporting, retains our independent registered public accounting firm, approves and pre-approves services provided by the independent registered public accounting firm and reviews procedures for internal auditing and the adequacy of our internal accounting controls. More information regarding the functions performed by the audit committee is set forth below in the section entitled “2008 Report of the Audit Committee.” Our general partner’s board of directors has adopted a written charter for the audit committee, which is available on our website at www.magellanlp.com.

2008 Report of the Audit Committee

The audit committee of the Board of Directors of Magellan GP, LLC, acting in its capacity as the general partner of Magellan Midstream Partners, L.P. (referred to in this report as the “Partnership”), oversees the Partnership’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.

In fulfilling its oversight responsibilities, the audit committee reviewed with management the audited financial statements contained in the Annual Report on Form 10-K for the year ending December 31, 2008. The review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Partnership’s independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The audit committee reviewed with Ernst & Young LLP their judgment as to the quality, not just the acceptability, of the Partnership’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards.

The audit committee discussed with Ernst & Young LLP the matters required to be discussed by Statement of Auditing Standards 61, as may be modified or supplemented. The committee received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with Ernst & Young LLP its independence from management and the Partnership.

Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

Dated: February 25, 2009

Submitted By:

Audit Committee

George A. O’Brien, Jr., Chair

James R. Montague

The foregoing report shall not be deemed to be incorporated by reference by any general statement or reference to this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under those Acts.

Compensation Committee. The NYSE rules do not require publicly-traded limited partnerships’ boards of directors to have a standing compensation committee. Nevertheless, our general partner’s board of directors has elected to have a compensation committee, which is comprised of each member of the board of directors. Our compensation committee makes decisions regarding all components of our general partner’s executive officers’ compensation, with the exception of benefits, which are provided through an affiliate, as well as decisions regarding independent directors’ compensation. The board of directors of our general partner did not modify or reject in any material way any action or recommendation by our compensation committee during 2008. Our general partner’s board of directors has adopted a written charter for our compensation committee, which is available on our website at www.magellanlp.com.

The primary purpose of our compensation committee is to assist our general partner’s board of directors in fulfilling its responsibility to motivate the executive officers of our general partner and key employees of MGG GP who provide services to us toward the achievement of certain business objectives and to align their focus with the long-term interests of our unitholders by establishing or recommending appropriate compensation for these executive officers and key employees. Our compensation committee has the authority to retain and terminate consultants, external counsel or other advisors or experts for this purpose and to determine the terms and conditions of any such engagement, including the authority to approve fees and other retention terms. Our compensation committee also has the authority to authorize, assign and/or delegate matters within its oversight, power or responsibility directly to a subcommittee of our general partner’s board of directors or to employees of MGG GP who provide services to us, subject to limitations imposed by law or any plan or document.

Our compensation committee has historically directly engaged an independent executive compensation consulting firm to assist with the annual evaluation of executive compensation and the appropriate amount of independent director compensation. The independent executive compensation consulting firm retained directly by our compensation committee in 2008 was BDO Seidman, LLP. The consulting firm provides recommended total compensation amounts for each of our general partner’s executive officers. With the exception of our CEO, our general partner’s executive officers do not play a role in determining or recommending the amount or form of executive compensation. Our CEO reviews the recommendations of the consulting firm and provides any further recommendations to our compensation committee regarding the total amount of compensation for our general partner’s executive officers. Our CEO is a member of our compensation committee; however, he recuses himself from all decisions regarding his compensation.

Conflicts Committee. The members of the conflicts committee are James R. Montague and George A. O’Brien, Jr. Mr. Montague is the chairman of the conflicts committee. At the request of our general partner’s board of directors, the conflicts committee reviews specific material matters that may involve conflicts of interest with our general partner and its affiliates and determines if the resolution of the conflict of interest is fair and reasonable to us. Any matters approved by the conflicts committee are conclusively deemed to be fair and reasonable to us, approved by all of our partners and not a breach by our general partner of any duties it may owe to us or our unitholders.

Director Nominations

The NYSE rules do not require publicly-traded limited partnerships’ boards of directors to have a standing nominating committee. It is the view of our general partner’s board of directors that, in lieu of a standing nominating committee, the entire board shall serve the function of a nominating committee. Each member of our general partner’s board of directors participates in the consideration of director nominees. Our general partner’s board of directors has not adopted a nominating committee charter.

The minimum qualifications that our general partner’s board of directors believes must be met in order to recommend a nominee as a director are set forth in our Corporate Governance Guidelines, which have been approved by our general partner’s board of directors and are available on our website at www.magellanlp.com. Our general partner’s board of directors relies on its members to identify and evaluate nominees for director. Nominees recommended by unitholders will be evaluated by our general partner’s board of directors in the same manner as nominees recommended by a member of the board of directors.

Communications to the Board of Directors

The non-management members of our general partner’s board of directors have an opportunity to meet quarterly following each regularly scheduled board meeting. The presiding director at these non-management board member meetings is George A. O’Brien, Jr. You may send communications to our general partner’s board of directors by calling our Action Line at 1-888-475-9501. All messages received for the board of directors will be forwarded directly to Mr. O’Brien, the chairman of the audit committee.

EXECUTIVE OFFICERS OF OUR GENERAL PARTNER

John D. Chandler, 39, currently serves as Senior Vice President, CFO and Treasurer. He also serves as Vice President, CFO and Treasurer of MGG GP. He was Director of Financial Planning and Analysis and Director of Strategic Development for a subsidiary of Williams from 1999 to July 2002, including working for Magellan since our inception in 2000. Prior to Williams’ merger with MAPCO, Mr. Chandler held various accounting and finance positions since joining MAPCO in 1992.

Lisa J. Korner, 47, currently serves as Senior Vice President, Human Resources and Administration. Prior to joining Magellan in November 2002, she served as Executive Director of HR Strategy and HRIS for Williams from July 2001 to November 2002 and served as Director of Human Resources from October 1999 to July 2001. Ms. Korner also worked in various human resource management positions with MAPCO and Williams since 1989.

Michael N. Mears, 46, currently serves as Chief Operating Officer (“COO”). Prior to joining Magellan in 2002, he served as a Vice President of subsidiaries of Williams from 1996 to 2003. Mr. Mears also worked in various management positions with Williams Pipe Line Company (now known as Magellan Pipeline Company, L.P.) since joining Williams in 1985.

Richard A. Olson, 51, currently serves as Senior Vice President, Operations and Technical Services. Prior to joining Magellan in April 2002, he served as a Vice President of subsidiaries of Williams from 1996 to 2003. Mr. Olson also worked in various management positions with Williams Pipe Line Company (now known as Magellan Pipeline Company, L.P.) since joining Williams in 1981.

Brett C. Riley, 39, currently serves as Senior Vice President, Business Development. Prior to joining Magellan in June 2003, Mr. Riley served as Director of Mergers & Acquisitions for a subsidiary of Williams from September 2000 until June 2003. He also served as Director of Financial Planning and Analysis for a subsidiary of Williams from 1998 to 2000. Mr. Riley also worked in various financial positions with MAPCO and Williams since 1992.

Lonny E. Townsend, 52, currently serves as Senior Vice President, General Counsel, Compliance and Ethics Officer and Assistant Secretary. He also serves as Vice President, General Counsel, Compliance and Ethics Officer and Secretary of MGG GP. Prior to joining Magellan in June 2003, Mr. Townsend was Assistant General Counsel for Williams from February 2001 to June 2003. He also served in various other legal positions with Williams since 1991.

Don R. Wellendorf, 56, currently serves as Chairman, President and CEO. He serves in these same capacities for MGG GP. Prior to November 2002, he served as Senior Vice President, Treasurer and CFO of our former general partner. From 1998 to March 2003, he served as a Vice President of a subsidiary of Williams. Prior to Williams’ merger with MAPCO, he served in various management positions since joining MAPCO in 1979.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Overview

Our compensation program is administered by our compensation committee. Our compensation program consists of the following four components: (i) base salary; (ii) long-term incentive program (“LTIP”); (iii) annual non-equity incentive program (“AIP”); and (iv) benefits.

The objective of our compensation program is to compensate our executive officers in a manner that: (i) links our executive officers’ compensation to the achievement of our business and strategic goals; (ii) aligns their interests with those of our unitholders; (iii) recognizes individual contributions; and (iv) attracts, motivates and retains highly-talented executives.

Our compensation committee engaged the independent executive compensation consulting firm of BDO Seidman, LLP to assist with the annual evaluation of executive compensation by assisting in: (i) the determination of the appropriate level of compensation for each named executive officer (“NEO”) and (ii) the development of the appropriate level of compensation for achieving the established performance level for each performance metric. Our NEOs constitute the CEO, the CFO and the top three other highest paid executive officers of our general partner, which includes our COO.

Market Analysis

Our compensation committee, in consultation with BDO Seidman, LLP, utilized third party surveys published by Mercer, Towers Perrin and an industry specific survey by Effective Compensation, Inc. to evaluate our NEOs’ compensation. Additionally, peer data of other master limited partnerships (“MLPs”) was obtained and utilized in developing a benchmark for our NEOs’ compensation. The benchmark ultimately selected as the best possible representation of the applicable market was the MLP Market Benchmark, as described below.

MLP Market Benchmark

As in prior years, the MLP Market Benchmark was defined as 110% of the median compensation of 13 MLPs. These MLPs were chosen because they had a market capitalization of $1 billion to $10 billion, they were in businesses similar to ours and/or they were companies with which we compete for employees. The MLP Market Benchmark was set at 110% of the median compensation of the peer MLPs because more than half of the MLPs’ compensation structures are suppressed reflecting their dependence on parent organizations for services and management as opposed to our stand-alone organization.

The MLP Market Benchmark was comprised of the following MLPs: Alliance Resource Partners, L.P., AmeriGas Partners, L.P., Buckeye Partners, L.P., Crosstex Energy, L.P., Enbridge Energy Partners, L.P., Energy Transfer Partners, L.P., Enterprise Products Partners L.P., Ferrellgas Partners, L.P., MarkWest Energy Partners, L.P., NuStar Energy L.P., Plains All American Pipeline, L.P., Sunoco Logistics Partners L.P. and TEPPCO Partners, L.P.

Internal Analysis

In addition to the MLP Market Benchmark, our compensation committee reviewed internal tally sheets to evaluate the appropriate amount of each NEO’s compensation based upon wealth accumulation. The compensation committee felt the wealth accumulated by our NEOs was in line with the increase in unitholder value and was, therefore, appropriate. Internal pay equity percentages of the CEO’s total compensation compared to the NEOs’ total compensation, as well as to each level of compensation in the organization, were also evaluated and determined to be appropriate by our compensation committee.

Internal Allocations

Three of our NEOs are also the NEOs of MGG, which owns our general partner. These three NEOs spend the majority of their time managing us, and we are responsible for the majority of their compensation. Except for material changes to the compensation philosophy, the board of directors of MGG has delegated responsibility for decisions related to compensation of these NEOs to our compensation committee. Based on the estimated time each of these NEOs spent managing our affairs, our general partner’s board of directors agreed that the following percentages for each NEO’s base salary, AIP payout and benefits would be allocated between us and MGG:

NEO	Our Allocation	MGG Allocation
Don R. Wellendorf, CEO	85%	15%
John D. Chandler, CFO	85%	15%
Lonny E. Townsend	85%	15%

Our general partner’s board of directors reviews these allocations periodically to determine whether they are appropriate. As discussed below, our LTIP is designed to motivate employee contributions toward our long-term growth through ownership in us. Therefore, no cost associated with the LTIP is allocated to MGG.

Promotion

Effective May 1, 2008, the board of directors of our general partner promoted Michael N. Mears to the position of COO. Along with such promotion, Mr. Mears received increases in his base salary, LTIP and AIP payout targets as reflected in the information set forth below.

Base Salary

Base salary for each NEO is derived from MLP Market Benchmark data with respect to base salaries for each position and is set at amounts that are deemed competitive in the various labor markets where we compete for executive talent. In evaluating 2008 base salaries for our NEOs, our compensation committee determined that the base salaries of our NEOs were significantly lower than the MLP Market Benchmark. This finding was consistent with previous years’ evaluations. As a result, increases were awarded in 2008 to bring our NEOs’ base salaries closer to the MLP Market Benchmark. Our compensation committee intends to increase our NEOs’ base salaries up to the MLP Market Benchmark over time.

Long-Term Equity Incentive Compensation

Our LTIP is designed to: (i) aid in the retention of key employees who are important to the success of our organization; (ii) motivate employee contributions toward long-term growth through ownership in our organization; and (iii) align potential increases in compensation to long-term increases in unitholder value. Our compensation committee believes it is important to place a significant amount of the total compensation for the NEOs at risk in the form of long-term variable incentive compensation instead of base pay, thereby subjecting a significant percentage of the NEOs’ compensation to risks that are similar to the risk experienced by our unitholders. The compensation committee further believes that properly structured performance-based compensation will encourage long-term management strategies that will benefit our unitholders. All awards granted to our NEOs under the terms of our LTIP have been in the form of phantom units without distribution equivalent rights (“Phantom Units”). It has been the practice of our compensation committee to grant Phantom Units to our NEOs during the first quarter of each year, after our compensation committee has established appropriate performance metrics.

Phantom Unit awards are subject to forfeiture if employment is terminated for any reason other than for retirement, death or disability prior to the vesting date. If an award recipient retires, dies or becomes disabled prior to the end of the vesting period, the recipient’s grant will be prorated based upon the completed months of employment during the vesting period and the award will be paid at the end of the vesting period. The awards do not have an early vesting feature except when there is a change-in-control of our general partner combined with an associated constructive termination. The change-in-control provisions of our LTIP are discussed in the section below entitled “Termination or Change-in-Control Provisions.” At the end of the vesting period, the awards will vest and be paid to the recipients, subject to a 20% discretionary adjustment for personal performance to be determined by our compensation committee.

2008 LTIP

Our compensation committee used the MLP Market Benchmark to develop appropriate LTIP payout targets for each NEO that would enable us to remain competitive on a total compensation basis. Phantom Unit awards were granted to each NEO in 2008 and are subject to performance measurements over a three year period and a vesting period ending December 31, 2010. Details of the individual awards are included in the “Grants of Plan-Based Awards” table in this proxy statement. The table below reflects the 2008 LTIP payout target for each NEO expressed as a percentage of their annual base salary.

NEO	2008 LTIP Payout Target
Don R. Wellendorf, CEO	150%
Michael N. Mears, COO	120%*
John D. Chandler, CFO	100%
Richard A. Olson	75%
Lonny E. Townsend	75%

*Effective May 1, 2008

For the 2008 Phantom Unit awards, our compensation committee adopted the performance metric of distributable cash flow per limited partner unit as the appropriate measure to link the NEOs’ increase in value to that realized by our unitholders. Unlike the 2007 Phantom Unit awards, which contained three, separate one-year distributable cash flow metrics, our compensation committee returned to a longer-term outlook on business performance and adopted distributable cash flow per limited partner unit measured in the third year of the three-year vesting period as the performance metric for the 2008 Phantom Unit awards. Additionally, in order to focus the NEOs on the business objective of year-over-year growth in cash flow generated by our core businesses, the performance metric excludes the impact of certain commodity margins. The threshold, target and stretch performance levels were adjusted in February 2009 to reflect the downturn in the economic environment in which the company now operates. Our compensation committee felt that the modification was necessary to ensure that the motivational and retention features of the awards remain potent in the current economic environment and maintain the link necessary to encourage our key employees, including our NEO’s, to maximize the long-term financial results of the Partnership that are in the best interest of our unitholders. The adjusted performance levels are as follows:

Metric	Threshold	Target	Stretch
2010 Distributable Cash Flow excluding commodity margins (per limited partner unit outstanding)	$2.57	$2.80	$3.04

The threshold, target and stretch performance levels established by our compensation committee are designed to motivate individual performance and should not be considered projections of actual financial performance. When actual results are at or below threshold, the payout percentage will be 0%. When actual results are at target, the payout percentage is 100%, and when actual results are at stretch, the payout percentage is 200%. The payout percentage for results between threshold and stretch are interpolated.

A discussion of amounts paid to our NEOs under our LTIP for the 2006 Phantom Unit awards that vested on December 31, 2008 can be found in the section entitled “Units Vested.” Additional information regarding the performance targets for the second year tranche of the 2007 Phantom Unit awards are described in the “Narrative Disclosure to the Summary Compensation Table” and “Grants of Plan-Based Awards Table” of this proxy statement.

Annual Non-Equity Incentive Program

The objective of our AIP is to provide a flexible pay-for-performance reward system that is paid out in cash and linked to our annual financial and operational performance. Our compensation committee establishes a funding metric to ensure that certain levels of profitability are met before any AIP payments are made. Regardless of whether the funding metric is met, funding of our AIP is at the discretion of our compensation committee. Our compensation committee also sets performance metrics that are used to measure results such as profitability, safety and other results. Each performance metric used for our AIP has an established threshold amount below which no payout would be made. This reflects the view of our compensation committee that it is inappropriate to pay annual non-equity incentive compensation for results that do not meet minimum performance expectations.

Our compensation committee utilized the MLP Market Benchmark to establish the appropriate AIP target levels for each NEO. As with prior year’s evaluation of appropriate AIP target levels, it was determined that the target payout for our CEO remained below the MLP Market Benchmark. Therefore, our compensation committee increased our CEO’s 2008 AIP target to be in line with the MLP Market Benchmark. Our CFO, COO and other NEOs’ 2008 AIP targets were already near the MLP Market Benchmark with respect to non-equity incentives; therefore, no adjustments to their targets were made at the January 2008 compensation committee meeting. The table below reflects the 2008 AIP target for each NEO expressed as a percentage of their annual salary.

NEO	2008 AIP Target
Don R. Wellendorf, CEO	100%
Michael N. Mears, COO	60%*
John D. Chandler, CFO	50%
Richard A. Olson	50%
Lonny E. Townsend	50%

*	Effective May 1, 2008

2008 AIP Metrics

The funding and performance metrics of our AIP are the same for all participants, including our NEOs. The performance metrics selected for 2008 included components that could be influenced by most employees within our organization, thereby creating a clear line-of-sight for employees between performance and compensation. Each performance metric was chosen to reflect its importance to the organization and was weighted by our compensation committee to reflect our major financial and operational objectives for the year. Threshold, target and stretch performance levels were set for each performance metric. The threshold, target and stretch performance levels established by our compensation committee were designed to motivate individual performance primarily in our core business and, therefore, should not be considered to be projections of our actual financial performance.

If the initial funding metric is met, payout percentages for each performance metric are determined based on actual results attained for each metric multiplied by the weight assigned to that metric. When actual results are below threshold, the payout percentage is 0%; when actual results are at threshold, the payout percentage is 50%; when actual results are at target, the payout percentage is 100%; and when actual results are at stretch, the payout percentage is 200%. The payout percentage for results between threshold and stretch are interpolated. The payout percentage is then multiplied by the weight of the metric to calculate a payout percentage.

The funding metric for our 2008 AIP was distributable cash flow at the level required to maintain our distributions at the fourth quarter 2007 level. The target established for 2008 was $255.1 million and our actual results for 2008 were $337.2 million. Since our 2008 actual results exceeded the funding metric, our compensation committee exercised its discretion to fund our AIP for 2008. For more information, please see the reconciliation of EBITDA less maintenance capital to our 2008 actual results in the sections entitled “Narrative Disclosure to Summary Compensation Table” and “Grants of Plan-Based Awards Table” in this proxy statement.

The performance metrics that were used for the 2008 AIP were adopted at the January 2008 compensation committee meeting. In an attempt to encourage growth in our core businesses, our compensation committee adopted a financial metric of EBITDA less Maintenance Capital excluding the impact of certain commodity margins. This change to the financial metric was made to better align this metric with those core activities of the company that can be most affected by the additional focus and motivation provided by the AIP. A separate financial metric specific to commodity-related activities was created to incentivize growth in cash flow generated by those activities. This commodity-related metric was given less weight than the other financial metric, reflecting the fact that such activities are subject to changing market prices, which are not substantially under the control of our employees. In order to encourage employees to focus on preventing product releases from the assets we operate that significantly impact people or the environment, our compensation committee also modified the Environmental performance metric to include a separate metric measuring those incidents involving human error.

The performance metrics and associated weights that were used for the 2008 AIP were as follows:

•

EBITDA less Maintenance Capital (excluding commodities) – 65% Weight – This metric focused attention on the ultimate means by which our operations provided a return to our partners, specifically, generating distributable cash flow from our core business. The attainment of target for this metric ensured that we generated sufficient cash flow to maintain or increase the distributions we paid to our unitholders.

•

Commodity Margins – 10% Weight – Commodity margins reflect the contribution our commodity related activities had on the generation of distributable cash, but also recognized that most employees cannot directly impact the performance of these activities and market price changes can significantly influence results.

•

Safety – OSHA Recordable IR – 10% Weight – This metric focused attention on the health and safety of our employees. Payout under this metric would have been zero if a fatality had occurred related to activities under our control.

•

Environmental – High Consequence Releases – 8% Weight – This metric measured the number of high consequence product releases from our terminals or pipeline systems and focused attention on both the environmental aspects of our business and cost control since these releases can result in significant expense. Payout under this metric would have been zero if a fatality had occurred as a direct result of a release from any asset operated by us or any high consequence release that would have exceeded, or would have been expected to exceed, $2.5 million in clean up and third party damage expenses.

•

Environmental – Human Error Releases – 7% Weight – This metric measured the number of releases of one barrel or more due to human error by an employee or a contractor under our control. Payout under this metric would have been zero if a fatality had occurred as a result of a release (regardless of human error) or any one human error release would have exceeded, or would have been expected to exceed, $2.5 million in cleanup and third party damage expenses.

The Partnership’s marine facilities in the Houston, Texas area were heavily impacted by Hurricane Ike resulting in increased expenses and significant loss of revenue. In order to acknowledge the extraordinary efforts undertaken by our employees to minimize this impact and to restore operations following Hurricane Ike, to recognize the Partnership’s overall record financial performance for the year and to recognize the significant change in the economic conditions of the country subsequent to setting the 2008 targets, an adjustment to our 2008 financial results for purposes of calculating the 2008 AIP payouts was approved by our compensation committee. The adjustments approved by our compensation committee resulted in a threshold level payout of our non-commodity financial metric results. Our compensation committee felt this decision was appropriate since the Partnership achieved record operating profits in 2008 and Hurricane Ike was a force majeure event. All payouts under our AIP are eligible for consideration under the terms of the Magellan Pension Plan and the Magellan 401(k) Plan, subject to Internal Revenue Service (“IRS”) limitations.

Changes to the AIP Metrics for 2009

Our compensation committee set the funding trigger and performance metrics for the 2009 AIP at the February 2009 compensation committee meeting. The financial performance metrics remain unchanged from 2008, continuing the focus on growth in our core businesses, but an overriding financial trigger was adopted to ensure at least a target level payout for the two financial metrics when overall financial results have significantly exceeded expectations. Our compensation committee also adopted a new operational performance metric. This new operational performance metric will consider indicators such as near miss reports, regulatory audits, internal audits and the proactive efforts as recorded in our Compliance Management System as a better recognition of key, strategic operational performance in addition to the continued focus on environmental and safety performance as measured by our lagging indicators.

The performance metrics and associated weights for the 2009 AIP are as follows:

•	EBITDA less Maintenance Capital (excluding commodities) – 65% Weight

•	Commodity Margins – 10% Weight

•

Operational Performance – 15% Weight – This discretionary portion of the payout focuses attention not only on the health and safety of employees, but also critically assesses the Partnership’s overall operational performance.

•	OSHA Recordable IR – 5% Weight

•	Human Error Releases – 5% Weight

Benefits

The employee benefits available to eligible participants, including our NEOs, are designed to be competitive within the energy industry and are comprised of a pension plan, 401(k) plan and health and welfare plan. In 2008, our NEOs who elected to participate in the Magellan Health and Welfare Plan were required to participate on an after-tax basis instead of on a pre-tax basis like other participants. Our NEOs do not participate in a supplemental employment retirement benefit (“SERP”) of any kind.

Termination or Change-in-Control Provisions

None of our NEOs has an employment contract or agreement, whether written or unwritten, that provides for payments at, following or in connection with, any termination of employment or a change-in-control in our general partner other than the same severance plan and other provisions that apply to all other employees. Payments to our NEOs associated with a position elimination or a change-in-control of our general partner are provided for under the Magellan Severance Plan and under the LTIP as follows:

•	The Magellan Severance Plan provides severance benefits to eligible participants, including our NEOs, based upon years of service for the following termination events:

o	Position Elimination – Benefits payable to the NEO are two weeks of base salary pay for every complete year of service with a minimum of six weeks of base salary and a maximum of fifty-two weeks of base salary; and

o	Change-in-Control – As defined in the plan, to receive severance pay benefits due to a change-in-control, the NEO must resign voluntarily for good reason or be terminated involuntarily for other than performance reasons within two years following a change-in-control. Benefits payable to the NEO are two weeks of base salary pay for every complete year of service with a minimum of twelve weeks of base salary and a maximum of fifty-two weeks of base salary.

•

The change-in-control provisions of our LTIP state that in the event a participant, including any of our NEOs, resigns voluntarily for good reason or is terminated involuntarily for other than performance reasons within two years following a change-in-control as defined in the LTIP, all awards granted to that NEO will immediately vest and all performance criteria associated with the award grants will be deemed to have been achieved at their maximum level.

During the majority of 2008, MGG MH was the sole owner of the general partner of MGG, which in turn is the sole owner of our general partner. On December 3, 2008, MGG purchased its general partner from MGG MH. When this transaction closed, a change-in-control occurred as defined in both the Magellan Severance Plan and our LTIP. Even though a change-in-control has occurred, our NEOs must resign voluntarily for good reason or be terminated involuntarily for other than performance reasons within two years of December 3, 2008 in order to receive enhanced severance or LTIP payouts.

These benefits are provided because they are consistent with the benefits provided by other MLPs with which we compete. In addition, we believe that change-in-control severance benefits help assure continuity of leadership both before and after the effective date of any change-in-control. Additional information and details regarding potential payments to our NEOs can be found in the section below entitled “Potential Payments Upon Termination or Change-In-Control of our General Partner.”

2008 Distributions on NEOs’ Personal Investments in MGG MH

As described above, until December 3, 2008, MGG MH was the sole owner of the general partner of MGG, which in turn is the sole owner of our general partner. In 2003, certain of our NEOs made a personal investment in Class B common units of MGG MH, which constituted approximately 4% of the total ownership of MGG MH. These Class B common units vested over time. In 2008, the NEOs listed below received distributions from MGG MH due to their ownership of the Class B common units. The distributions on these personal investments did not reduce our cash flows.

NEO	2008 Total Distributions from MGG MH on Class B Common Units
Don R. Wellendorf, CEO	$144,350
Michael N. Mears, COO	$100,709
John D. Chandler, CFO	$100,709
Lonny E. Townsend	$33,570

On December 3, 2008, MGG purchased its general partner from MGG MH and MGG MH is no longer affiliated with MGG. As part of this transaction, MGG MH distributed approximately 8.8 million MGG common units it held to its owners, including our NEOs that held Class B common units. The number of MGG common units received by our NEOs due to this pro rata distribution is set forth below.

NEO	2008 Total Distribution of MGG common units from MGG MH
Don R. Wellendorf, CEO	135,769
Michael N. Mears, COO	94,722
John D. Chandler, CFO	94,722
Lonny E. Townsend	31,574

Our compensation committee recognizes these were personal investments of our NEOs in MGG MH and does not take distributions related to these investments into account in setting our NEOs’ future compensation from us. In April and October of 2007, and again in December 2008, the NEOs set forth above and certain other owners of MGG MH elected to make a payment to Mr. Richard A. Olson from their distributions from MGG MH. These payments were accounted for as compensation expense to us, but were not paid by us and have no effect on the earnings per unit of our common units. Our compensation committee does not take into account these payments in setting Mr. Olson’s future compensation from us.

Compensation Committee Report

We have reviewed and discussed the foregoing section entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference into Magellan Midstream Partners, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2008.

Submitted By:

Compensation Committee

Patrick C. Eilers

James R. Montague

George A. O’Brien, Jr.

Don R. Wellendorf

The foregoing report shall not be deemed to be incorporated by reference by any general statement or reference to this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under those Acts.

Summary Compensation Table

The following table provides a summary of the compensation expense for the fiscal year ended December 31, 2008 for each NEO:

Name and Principal Position	Year	Salary	Unit Awards(1)	Non-Equity Incentive Program Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation(3)	Total
Don R. Wellendorf, CEO and President	2008	$444,231	$367,654	$322,067	$51,007	$31,208	$1,216,167
	2007	$397,115	$832,325	$476,539	$34,932	$32,790	$1,773,701
	2006	$372,115	$987,131	$310,344	$21,866	$31,886	$1,723,342
Michael N. Mears, COO	2008	$313,500	$165,784	$127,622	$21,959	$23,079	$652,057
	2007	$245,384	$376,109	$184,038	$14,448	$22,867	$842,846
	2006	$208,269	$452,794	$130,272	$8,439	$22,041	$821,815
John D. Chandler, Senior Vice President, CFO and Treasurer	2008	$294,231	$185,340	$106,659	$14,827	$38,618	$639,675
	2007	$245,384	$444,286	$184,038	$9,248	$39,690	$922,646
	2006	$208,269	$534,561	$130,272	$5,617	$35,392	$914,111
Richard A. Olson, Senior Vice President	2008	$256,538	$147,811	$92,995	$31,724	$469,440	$998,399
	2007	$226,538	$372,702	$169,904	$23,348	$2,086,604	$2,879,096
	2006	$197,923	$452,794	$123,801	$12,771	$38,342	$825,631
Lonny E. Townsend, Senior Vice President, General Counsel and Compliance and Ethics Officer	2008	$256,538	$147,811	$92,995	$35,447	$36,282	$569,073
	2007	$226,538	$372,702	$169,904	$28,178	$35,948	$833,270
	2006	$197,923	$452,794	$123,801	$14,247	$35,667	$824,432

(1)	See “Calculation of 2008 Phantom Unit Award Expense as disclosed in the Summary Compensation Table” below for details of these amounts.
(2)	Magellan does not offer deferred compensation programs therefore this column represents only the change in pension value for our NEOs. See narrative included with the “Pension Benefits” table in this proxy statement for more details.
(3)	Our NEOs participated in the Magellan Health and Welfare Plan on an after-tax basis. A portion of this amount includes the difference between the pre-tax and after-tax cost of obtaining these benefits, the tax gross-up for the loss of the pre-tax treatment and the Magellan 401(k) Plan matching contribution of $13,800 to each NEO. Perquisites received by the NEOs, which primarily consist of free parking, were insignificant. The amounts shown for Mr. Olson include payments totaling $2,044,812 in 2007 and $433,711 in 2008 made by MGG MH. See “2008 Distributions on NEOs’ Personal Investments in MGG MH” above for further discussion of this matter.

Grants of Plan-Based Awards

In 2008, our compensation committee granted Phantom Unit awards to our NEOs as detailed in the table below. Our compensation committee can, at its discretion, increase or decrease these awards by as much as 20%. These awards vest on December 31, 2010 and do not have distribution equivalent rights. A discussion of the material terms of these awards and details of the grant date fair market value of these awards can be found under the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below.

NEO	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Awards(1)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Don R. Wellendorf, CEO	01/24/2008	$225,000	$450,000	$900,000	—	19,509	39,018	$649,260
Michael N. Mears, COO	01/24/2008	$91,200	$182,400	$364,800	—	8,671	17,342	$288,571
	07/07/2008				—	1,850	3,700	$49,395
John D. Chandler, CFO	01/24/2008	$75,000	$150,000	$300,000	—	8,671	17,342	$288,571
Richard A. Olson	01/24/2008	$65,000	$130,000	$260,000	—	5,636	11,272	$187,566
Lonny E. Townsend	01/24/2008	$65,000	$130,000	$260,000	—	5,636	11,272	$187,566

(1)	The grant date fair value of the awards was $33.28 and $26.70 per limited partner unit for the awards issued in January 2008 and July 2008, respectively. Fair value of the awards was calculated as the closing price of our limited partner units on the applicable grant date less the present value of the expected distributions during the vesting period of the award grants.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

As discussed in the section above entitled “Compensation Discussion & Analysis,” our compensation program consists of the following four components: (i) base salary; (ii) LTIP; (iii) AIP; and (iv) benefits. Please refer to each component’s section of the Compensation Discussion & Analysis above for additional information.

Performance Metrics for the 2007 LTIP Award

The performance metrics for the three-year trances and the actual results and payouts for the first and second year tranches of the 2007 LTIP awards as determined by the compensation committee are shown below. The performance metric for the third year tranche was set at the February 2009 compensation committee meeting.

Metric	Weight	Threshold	Target	Stretch	Results	Calculated Payout Percentage
2007 Distributable Cash Flow including commodity margins (per limited partner unit outstanding)	33%	$2.47	$2.76	$3.00	$3.01	200.0%
2008 Distributable Cash Flow excluding commodity margins (per limited partner unit outstanding)	33%	$2.41	$2.64	$2.75	$2.46	21.7%
2009 Distributable Cash Flow excluding commodity margins (per limited partner unit outstanding)(1)	34%	$2.42	$2.65	$2.77	TBD	TBD

(1)	Established at the February 2009 compensation committee meeting. The threshold, target and stretch performance levels under the LTIP established by our compensation committee are designed to motivate individual performance primarily in our core business and therefore should not be considered to be projections of our actual financial performance.

Details of the actual results associated with the first year tranche of this award were provided in our 2007 proxy report. The table below provides the details of the second year tranche actual results.

Reconciliation of Distributable Cash Flow Per Limited Unit Outstanding, Excluding Commodities,

to Net Income for the Fiscal Year Ended December 31, 2008

($ in millions, except per unit amounts)

Net income		$346.6
Less:	Net income from Commodities	(157.5)

Add:	Depreciation and amortization and debt placement fee amortization(1)	71.9
	LTIP expense (net of payroll taxes)(1)	0.9
	Asset retirements	7.2
	Reimbursable general and administrative expenses(2)	1.6
	Indemnified environmental expenditures(3)	(6.8)
	Compensation Committee adjustments(4)	15.5
	Other	(3.1)
Less:	Net maintenance capital(5)	(43.2)

Distributable cash flow – 2008 Actual Results for Compensation Purposes		231.9

Distributable cash flow allocated to our general partner(6)		67.9

Distributable cash flow allocated to our limited partner(7)		164.0

Weighted average number of limited partner units outstanding used for basic net income per unit calculation		66.8

Distributable cash flow per limited partner unit outstanding for 2008 Unit Award Second Year Tranche Purposes		$2.46

(1)	Depreciation and amortization, debt placement fee amortization, asset retirements, LTIP expense net of payroll taxes and equity earnings are items which impact net income but which have no impact on distributable cash flow.
(2)	Pursuant to our partnership agreement, our general partner reimburses us for certain general and administrative expenses (see Affiliate Entity Transactions in Note 9 – Related Party Transactions to our consolidated financial statements for further discussion of this matter). Therefore, these expenses have been added back to net income to determine distributable cash flow.
(3)	During 2004, we and our general partner entered into an agreement with a former affiliate to settle certain of its indemnification obligations to us (see Note 15 – Commitments and Contingencies to our consolidated financial statements for further discussion of this matter). As a result of this settlement, we have already been reimbursed for certain environmental and other costs charged against net income. Therefore, these costs, designated as previously indemnified expenses above, have been added back to net income to determine distributable cash flow.
(4)	At the October 2008 Compensation Committee meeting, the Committee approved an adjustment to this financial metric to exclude the impact of Hurricane Ike as this event and the associated loss of revenue were beyond the control of our employees. This adjustment also acknowledges the extraordinary effort our employees exhibited during the clean up and restoration process.
(5)	Maintenance capital net of reimbursements from indemnities or insurance.
(6)	The amount of distributable cash flow allocated to our general partner is based on the cash distributions that would be paid to our general partner assuming a total cash distribution amount equal to our distributable cash flow.
(7)	Does not reflect changes in working capital.

Calculation of 2008 Phantom Unit Award Expense as disclosed in the Summary Compensation Table

The calculations of 2006 Phantom Unit awards expense recognized in 2008 are provided below. For purposes of calculating compensation expense under SFAS No. 123(R), our 2006 Phantom Unit awards were treated as two separate grants: (i) 80% of the total award was classified as equity and (ii) 20% of the total award was classified as liabilities. However, in contrast to SFAS No. 123(R), the compensation expense of our NEOs in the tables below does not include adjustments for estimated forfeitures. For the equity method awards, the grant date fair value was calculated from the closing price of our common limited partner units on the grant date less the present value of the expected distributions during the vesting period. The value of the liability awards was the closing price of our common limited partner units at December 31, 2008, less the present value of expected distributions over the remaining vesting period of the awards.

NEO	2006 Equity-Method Unit Awards (A)	2006 Liability-Method Unit Awards (B)	Equity-Method Unit Awards At Grant Date Fair Value ($24.47) (C)	Liability-Method Unit Awards Fair Value as of December 31, 2008 ($30.21) (D)	Total Equity/ Liability Value of 2006 Unit Awards (C) + (D)
Don R. Wellendorf, CEO	9,920	2,480	$242,742	$74,921	$317,663
Michael N. Mears, COO	4,432	1,108	$108,451	$33,473	$141,924
John D. Chandler, CFO	5,232	1,308	$128,027	$39,515	$167,542
Richard A. Olson	4,432	1,108	$108,451	$33,473	$141,924
Lonny E. Townsend	4,432	1,108	$108,451	$33,473	$141,924

NEO	Total Equity/ Liability Value of 2006 Unit Awards (a)	Performance Adjustment (b)	Calculated Value of 2006 Unit Awards at Vesting Date(1) (c)	2006 Unit Award Expense Recognized in 2006 and 2007 (d)	2006 Unit Award Expense Recognized in 2008 (c) - (d)
Don R. Wellendorf, CEO	$317,663	200%	$635,326	$435,262	$200,064
Michael N. Mears, COO	$141,924	200%	$283,848	$194,464	$89,384
John D. Chandler, CFO	$167,542	200%	$335,084	$229,566	$105,518
Richard A. Olson	$141,924	200%	$283,848	$194,464	$89,384
Lonny E. Townsend	$141,924	200%	$283,848	$194,464	$89,384

(1)	On December 31, 2008, the Total Calculated Value of 2006 Phantom Unit Awards at Vesting Date was based upon the actual stretch performance adjustment and full vesting effective December 31, 2008.

Our 2007 Phantom Unit awards were broken equally into three separate tranches for performance metrics; therefore, under SFAS No. 123(R), these tranches are treated as three separate awards. Under each tranche of the 2007 award, 80% of the total award was classified as equity and the remaining 20% was classified a liability. The grant date fair value of the equity awards was $32.31 per limited partner unit. The grant date fair value was calculated from the closing price of our common units on the grant date less the discounted value of the expected distributions during the vesting period. Because we exceeded the established performance metrics, the first tranche of these awards will pay out at 200% with the second tranche paying out at 21.7%. The metrics for the third tranche were not established prior to December 31, 2008; therefore, no compensation expense was recognized during 2008 for the third tranche of the 2007 award. The calculation of the 2008 compensation expense was as follows:

NEO	Total 2007 Unit Award	First Year Tranche	Second Year Tranche	Third Year Tranche
Don R. Wellendorf, CEO	13,730	4,576	4,576	4,578
Michael N. Mears, COO	5,721	1,907	1,907	1,907
John D. Chandler, CFO	6,793	2,264	2,264	2,265
Richard A. Olson	5,263	1,754	1,754	1,755
Lonny E. Townsend	5,263	1,754	1,754	1,755

NEO	2007 First Year Tranche 80% Equity- Method Units at 200% Performance (A)	2007 First Year Tranche 20% Liability- Method Units at 200% Performance (B)	Equity-Method Unit Awards At Grant Date Fair Value ($32.31) (C)	Liability-Method Unit Awards Fair Value as of December 31, 2008 ($27.30) (D)	Total Equity/ Liability Value of 2007 First Year Tranche (C) + (D)
Don R. Wellendorf, CEO	7,322	1,830	$236,574	$49,959	$286,533
Michael N. Mears, COO	3,052	762	$98,610	$20,803	$119,413
John D. Chandler, CFO	3,622	906	$117,027	$24,734	$141,761
Richard A. Olson	2,806	702	$90,662	$19,165	$109,827
Lonny E. Townsend	2,806	702	$90,662	$19,165	$109,827

NEO	Total Equity/ Liability Value of 2007 Unit Awards First Year Tranche (a)	Vesting Period Completed (b)	2007 Unit Award First Year Tranche Expense (a) x (b) = (c)	2007 Unit Award First Year Tranche Expense Recognized in 2007 (d)	2007 Unit Award First Year Tranche Expense Recognized in 2008 (c) - (d)
Don R. Wellendorf, CEO	$286,533	66-2/3%	$191,003	$101,953	$89,050
Michael N. Mears, COO	$119,413	66-2/3%	$79,601	$42,486	$37,115
John D. Chandler, CFO	$141,761	66-2/3%	$94,498	$50,443	$44,055
Richard A. Olson	$109,827	66-2/3%	$73,210	$39,080	$34,130
Lonny E. Townsend	$109,827	66-2/3%	$73,210	$39,080	$34,130

NEO	2007 Second Year Tranche 80% Equity- Method Units at 21.7% Performance (A)	2007 Second Year Tranche 20% Liability- Method Unit at 21.7% Performance (B)	Equity-Method Unit Awards At Grant Date Fair Value ($36.32) (C)	Liability-Method Unit Awards Fair Value as of December 31, 2008 ($27.30) (D)	Total Equity/ Liability Value of 2007 Second Year Tranche (C) + (D)
Don R. Wellendorf, CEO	794	199	$28,838	$5,433	$34,271
Michael N. Mears, COO	331	83	$12,022	$2,265	$14,287
John D. Chandler, CFO	393	98	$14,274	$2,675	$16,949
Richard A. Olson	304	76	$11,041	$2,075	$13,116
Lonny E. Townsend	304	76	$11,041	$2,075	$13,116

NEO	Total Equity/ Liability Value of 2007 Unit Awards Second Year Tranche (a)	Vesting Period Completed (b)	2007 Unit Award Second Year Tranche Expense Recognized In 2008 (a) x (b)
Don R. Wellendorf, CEO	$34,271	50%	$17,136
Michael N. Mears, COO	$14,287	50%	$7,144
John D. Chandler, CFO	$16,949	50%	$8,475
Richard A. Olson	$13,116	50%	$6,558
Lonny E. Townsend	$13,116	50%	$6,558

NEO	2007 Unit Award First Year Tranche Expense Recognized in 2008 (a)	2007 Unit Award Second Year Tranche Expense Recognized in 2008 (b)	Total 2007 Unit Award Expense Recognized in 2008 (a) + (b)
Don R. Wellendorf, CEO	$89,050	$17,136	$106,186
Michael N. Mears, COO	$37,115	$7,144	$44,259
John D. Chandler, CFO	$44,055	$8,475	$52,530
Richard A. Olson	$34,130	$6,558	$40,688
Lonny E. Townsend	$34,130	$6,558	$40,688

The calculation of the 2008 LTIP expense associated with the 2008 Phantom Unit awards is as follows. For purposes of calculating compensation expense under SFAS No. 123(r), our 2008 Phantom Unit awards were treated as two separate grants: (i) 80% of the total award was classified as equity and (ii) 20% of the total award was classified as liabilities. The grant date fair value of the equity awards was $33.28 per limited partner unit. The grant date fair value was calculated from the closing price of our common limited partner unit on the grant date less the present value of expected distributions during the vesting period. The expense associated with the 2008 Phantom Unit awards assumes a 30% level payout.

NEO	2008 80% Equity- Method Units (A)	2008 20% Liability- Method Units (B)	Equity-Method Unit Awards At Grant Date Fair Value ($33.28) (C)	Liability- Method Unit Awards Fair Value as of December 31, 2008 ($24.27) (D)	Total Equity/ Liability Value of Units (C) + (D)
Don R. Wellendorf, CEO	15,607	3,902	$519,408	$94,697	$614,105
Michael N. Mears, COO	6,937	1,734	$230,863	$42,084	$272,947
Michael N. Mears, COO(1)	1,480	370	$39,516	$8,980	$48,496
John D. Chandler, CFO	6,937	1,734	$230,863	$42,084	$272,947
Richard A. Olson	4,509	1,127	$150,053	$27,357	$177,410
Lonny E. Townsend	4,509	1,127	$150,053	$27,357	$177,410

(1)	Mr. Mears received an additional promotional award in July 2008. The grant date fair value of the July 2008 award was based on $26.70 per limited partner unit, which was calculated as the closing price of our limited partner units on the applicable grant date less the present value of the expected distributions during the vesting period of the award.

NEO	Total Equity/ Liability Value of 2008 Unit Awards (a)	Performance Adjustment (b)	Vesting Period Completed (c)	2008 Unit Award Expense Recognized In 2008 (a) x (b) x (c)
Don R. Wellendorf, CEO	$614,105	30%	33-1/3%	$61,404
Michael N. Mears, COO(1)	$321,443	30%	33-1/3%	$32,141
John D. Chandler, CFO	$272,947	30%	33-1/3%	$27,292
Richard A. Olson	$177,410	30%	33-1/3%	$17,739
Lonny E. Townsend	$177,410	30%	33-1/3%	$17,739

(1)	Mr. Mears received two awards in 2008. The Total Equity/Liability Value of 2008 Unit Awards in the table above represents the combined value of his 2008 Unit Awards.

The summary of expense recognized in 2008 in connection with our 2006, 2007 and 2008 Phantom Unit award grants is as follows:

NEO	2006 Unit Award Expense Recognized in 2008	2007 Unit Award Expense Recognized in 2008	2008 Unit Award Expense Recognized in 2008	Total Unit Award Expense Recognized in 2008
Don R. Wellendorf, CEO	$200,064	$106,186	$61,404	$367,654
Michael N. Mears, COO	$89,384	$44,259	$32,141	$165,784
John D. Chandler, CFO	$105,518	$52,530	$27,292	$185,340
Richard A. Olson	$89,384	$40,688	$17,739	$147,811
Lonny E. Townsend	$89,384	$40,688	$17,739	$147,811

Non-Equity Incentive Program Compensation

The 2008 AIP payouts for each NEO are set forth in the Summary Compensation Table in the Non-Equity Incentive Program Compensation column. Once the results of our performance against the AIP metrics were determined, our compensation committee had the discretion to make adjustments to the funding of the payout pool for all participants, including our NEOs. At the January 2009 meeting, our compensation committee approved the calculated payout percentage based on the 2008 actual results, excluding the impact of Hurricane Ike, as measured against the metrics as described above, and funded the 2008 AIP at the calculated payout percentage of 72.5%. The table below provides the weights used for each performance metric of the 2008 AIP, the threshold, target and stretch levels established for 2008 performance, the actual 2008 results achieved and the calculated payout percentages for each metric.

2008 Annual Non-Equity Incentive Program

Performance Metrics and Year-end Result

($ in millions)

Performance Metric	Weight	2008 Results	Threshold	Target	Stretch	Calculated Payout Percentage
EBITDA less Maintenance Capital	65%	$282.4	$282.2	$312.2	$327.2	32.5%
Commodity Margin (excluding supply agreement)	10%	$117.2	$48.5	$55.7	$63.9	20.0%
Environmental – High Consequence Releases	8%	6	4	3	1	0.0%
Environmental – Human Error Releases	7%	11	8	6	4	0.0%
Safety – OSHA Recordable IR	10%	0.98	2.5	1.66	1.1	20.0%

	100%		Total Calculated Payout Percentage			72.5%

The reconciliation of the financial performance metric disclosed above to amounts presented in our consolidated financial statements are provided below (in millions):

EBITDA less Maintenance Capital:
Net income – fiscal year 2008	$346.6
Income from commodity related activities	(157.5)
Depreciation, amortization and debt placement fee amortization(1)	71.9
Interest expense(2)	50.5
LTIP expense (net of payroll taxes)(1)	0.9
Indemnified environmental expenditures(1)	(6.8)
Asset retirements(1)	7.2
Net maintenance capital(3)	(43.2)
Compensation Committee adjustments(4)	15.5
General and administrative costs in excess of the cap	1.6
Other	(3.1)

EBITDA less Maintenance Capital – 2008 Actual Results for Compensation Purposes	$282.4

(1)	These cost categories are non-cash charges against net income; therefore, these costs were added back to net income in determining this performance metric.
(2)	This cost category is excluded from the determination of this performance metric.
(3)	Maintenance capital shown is net of reimbursements from indemnities or insurance.
(4)	Please see the narrative discussion of these compensation committee adjustments above under the heading “2008 AIP Metrics.”

Once the total calculated payout amount was approved and funded, our compensation committee had discretion to make adjustments to 50% of the individual payout for each NEO. This adjustment, if applied, can range from 0% to 200% of this portion of the payout. For 2008, our compensation committee made no discretionary adjustments to our NEOs’ AIP payouts. The calculations for the 2008 NEO’s AIP payouts are as follows:

NEO	2008 Actual Annual Base Salary (a)	2008 AIP Target (b)	2008 Total Calculated Payout Percentage (c)	2008 Calculated Payout Amount (a)*(b)*(c)
Don R. Wellendorf, CEO	$444,231	100.0%	72.5%	$322,067
Michael N. Mears, COO*	$313,500	56.2%	72.5%	$127,622
John D. Chandler, CFO	$294,231	50.0%	72.5%	$106,659
Richard A. Olson	$256,538	50.0%	72.5%	$92,995
Lonny E. Townsend	$256,538	50.0%	72.5%	$92,995

*	Effective May 1, 2008 Mr. Mears was promoted to COO resulting in his AIP Target increasing from 50% to 60%. This increase in target resulted in a prorated 2008 AIP Target of 56.2%.

Outstanding Equity Awards at Fiscal Year-End

The following table reflects the number and value of unvested Phantom Unit awards granted to our NEOs that were outstanding at December 31, 2008:

NEO	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested ($)
Don R. Wellendorf, CEO:
2007 award grant(1)	13,730	$306,480
2008 award grant(2)	19,509	—

Total	33,239	$306,480

Michael N. Mears, COO:
2007 award grant(1)	5,721	$127,728
2008 award grant(2)	10,521	—

Total	16,242	$127,728

John D. Chandler, CFO:
2007 award grant(1)	6,793	$151,624
2008 award grant(2)	8,671	—

Total	15,464	$151,624

Richard A. Olson:
2007 award grant(1)	5,263	$117,456
2008 award grant(2)	5,636	—

Total	10,899	$117,456

Lonny E. Townsend:
2007 award grant(1)	5,263	$117,456
2008 award grant(2)	5,636	—

Total	10,899	$117,456

(1)	Award grant vests on December 31, 2009.
(2)	Award grant vests on December 31, 2010.

For the 2007 Phantom Unit awards above, the payout value of the unvested units reflected in the table assumes a payout value of 200% for the first-year tranche of these awards because the distributable cash flow per limited partner unit outstanding that we generated during 2007 was above the stretch level set for that tranche. Performance metrics for the second-year tranche assume a payout value of 21.7% because the distributable cash flow per limited partner unit outstanding that we generated during 2008 excluding commodities was slightly above the threshold level set for that tranche. Performances metrics for the third and final year tranche of these awards were not established until February 2009 and have not yet been met. Consequently, no value is reflected in the table above for these portions of the awards.

For the 2008 Phantom Unit awards above, the payout value of the unvested units reflected in the table assumes no payout value because the distributable cash flow per limited partner unit outstanding that we generated during 2008 was below the threshold level set for the 2010 distributable cash flow targets established in the 2008 LTIP awards. Payouts under this award do not begin until results have exceeded threshold level performance. See discussion under “Narrative Disclosure to Summary Compensation Table and Grants of Plant-Based Awards Table” above for a discussion of expense accrual assumptions for these awards for 2008.

Units Vested

The 2006 Phantom Unit awards granted to our NEOs under our LTIP vested on December 31, 2008. Based on actual results described below, the total calculated value of these awards for each of our NEOs at December 31, 2008 was as follows:

NEO	2006 Unit Award	Payout Percentage	Calculated Unit Award	Value Realized on Vesting ($30.21)
Don R. Wellendorf, CEO	12,400	200%	24,800	$749,208
Michael N. Mears, COO	5,540	200%	11,080	$334,727
John D. Chandler, CFO	6,540	200%	13,080	$395,147
Richard A. Olson	5,540	200%	11,080	$334,727
Lonny E. Townsend	5,540	200%	11,080	$334,727

Once the total calculated unit award above was determined, our compensation committee had the discretion to make adjustments of up to 20% of that amount. This adjustment, if applied, could have ranged from 0% to 200% of this portion of the calculated payout. For the 2006 Phantom Unit award payouts, our compensation committee made no discretionary adjustments to our NEOs awards.

All payouts under our LTIP are excluded for consideration under the terms of the Magellan Pension Plan and the Magellan 401(k) Plan. While we encourage equity ownership by our NEOs, we have no policies requiring equity ownership or mandatory retention of any unit awards paid to our NEOs. Further, we have no policies which provide protection for our NEOs from any losses which they might sustain as a result of their ownership of our limited partner units.

The long-term performance metric for the 2006 Phantom Unit awards was distributable cash flow per limited partner unit outstanding for the fiscal year ended December 31, 2008. The actual result of this metric was stretch performance, as indicated in the table below.

Metric	2008 Pro Forma Results	Threshold	Target	Stretch	Calculated Payout Percentage
2008 Pro Forma Distributable Cash Flow (per limited partner unit outstanding)	$3.25	$2.72	$2.75	$2.79	200%

Reconciliation of Distributable Cash Flow Per Limited Unit Outstanding

to Net Income for the Fiscal Year Ended December 31, 2008

($ in millions, except per unit amounts)

Net income		$346.6
Add:	Depreciation and amortization and debt placement fee amortization(1)	71.9
	LTIP expense (net of payroll taxes)(1)	0.9
	Asset retirements	7.2
	Reimbursable general and administrative expenses(2)	1.6
	Indemnified environmental expenditures(3)	(6.8)
	Supply agreement amortization write off	(26.5)
	Unrealized gains on NYMEX contracts	(13.8)
	Other	0.3
Less:	Net maintenance capital(4)	(43.2)

Distributable cash flow – 2008 Actual Results for Compensation Purposes		338.2

Distributable cash flow allocated to our general partner(5)		121.0

Distributable cash flow allocated to our limited partner (6)		$217.2

Weighted average number of limited partner units outstanding used for basic net income per unit calculation		66.8

Distributable cash flow per limited partner unit outstanding for Compensation Purposes		$3.25

(1)	Depreciation and amortization, debt placement fee amortization, asset retirements, LTIP expense and equity earnings are items which impact net income but which have no impact on distributable cash flow.
(2)	Pursuant to our partnership agreement, our general partner reimburses us for certain general and administrative expenses (see Affiliate Entity Transactions in Note 9 – Related Party Transactions to our consolidated financial statements for further discussion of this matter). Therefore, these expenses have been added back to net income to determine distributable cash flow.
(3)	During 2004, we and our general partner entered into an agreement with a former affiliate to settle certain of its indemnification obligations to us (see Note 15 – Commitments and Contingencies to our consolidated financial statements for further discussion of this matter). As a result of this settlement, we have already been reimbursed for certain environmental and other costs charged against net income. Therefore, these costs, designated as previously indemnified expenses above, have been added back to net income to determine distributable cash flow.
(4)	Maintenance capital net of reimbursements from indemnities or insurance.
(5)	The amount of distributable cash flow allocated to our general partner is based on the cash distributions that would be paid to our general partner assuming a total cash distribution amount equal to our distributable cash flow.
(6)	Does not reflect changes in working capital.

Pension Benefits

A pension plan was established for certain non-union employees, including our NEOs. This pension plan is a non-contributory, tax-qualified defined benefit plan subject to the Employee Retirement Income Security Act of 1974. This pension plan generally includes salaried employees who have completed at least one year of service. Our NEOs participate in this pension plan on the same terms as other participants.

The pension plan is a final average pay plan. Each participant’s accrued benefit is determined by a formula taking into consideration years of service (including years of service with Williams, a former employer of our NEOs) up to age 65, final average pay and Social Security-covered compensation wages. The benefit is then offset by the benefit payable at normal retirement age from Williams’ pension plan. The benefit is earned by the participant based upon a service ratio, the numerator of which is years of service since December 31, 2003 and the denominator of which is the total years of service possible up to age 65. The formula for the accrued single life benefit payable at normal retirement (age 65) is as follows:

•	1.1% -times- Final Average Pay as of December 31, 2008 -times- Years of Service Projected to Age 65 (including years with Williams)

-plus-

•	0.45% -times- Final Average Pay as of December 31, 2008 in excess of Social Security-Covered Compensation -times- Years of Service Projected to Age 65 (including years with Williams)

-minus-

•	Estimated Frozen Accrued Benefit as of December 31, 2003 Payable from Williams at Age 65

-times-

•	Service Ratio (Years of Service since December 31, 2003/Years of Service Possible After December 31, 2003 up to age 65)

The pension plan offers payment options in the form of a single life annuity, joint and survivor life annuity and/or lump sum.

Compensation eligible for consideration under the plan includes base salary and our AIP awards up to the IRS limits. For 2008, the compensation limit was $230,000. We do not provide a SERP benefit for our NEOs for any reason including compensation limits imposed by the IRS.

The present value of accumulated benefits for our NEOs under the Magellan Pension Plan as of December 31, 2008 was as follows:

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit
Don R. Wellendorf, CEO	Magellan Pension Plan	29	$143,355
Michael N. Mears, COO	Magellan Pension Plan	23	$60,501
John D. Chandler, CFO	Magellan Pension Plan	16	$39,478
Richard A. Olson	Magellan Pension Plan	27	$89,733
Lonny E. Townsend	Magellan Pension Plan	17	$103,896

The present value of accumulated benefits for each NEO was calculated as of December 31, 2008 based upon standard plan assumptions of a 6.0% discount rate and the RP2000 mortality tables. For full disclosure of all significant assumptions used by the pension plan, please refer to Note 8 – Employee Benefit Plans to our consolidated financial statements.

Potential Payments Upon Termination or Change-In-Control of our General Partner

None of our NEOs have an employment contract or agreement, whether written or unwritten, that provides for payments at, following or in connection with any termination or change-in-control of our general partner. Payments to our NEOs associated with a change-in-control of our general partner are provided for under the Magellan Severance Plan and under the LTIP. The amount of compensation payable to each NEO in each termination situation is listed in the table below. For purposes of severance analysis, we assumed: (i) each NEO’s employment was terminated on December 31, 2008; (ii) payouts relative to the 2008 AIP were based on 2008 normalized results; (iii) payouts under the LTIP are based on actual results if known or target level of performance and $30.21 per unit, the closing price of our limited partner units on December 31, 2008.

Potential Benefits and Payments Upon Termination or Change-In-Control of our General Partner

As of December 31, 2008

NEO	Potential Benefits and Payments
	Voluntary Termination(1)	Normal Retirement(2)	Involuntary Not for Cause Termination(3)	For Cause Termination(4)	Involuntary or Good Reason Termination (Change-In- Control)(5)	Death or Disability(6)
Compensation and Benefit Plans
Don R. Wellendorf, CEO:
AIP	$322,067	$322,067	$322,067	$322,067	$322,067	$322,067
LTIP	—	$1,437,951	$1,437,951	$1,437,951	$2,757,508	$1,437,951
Severance Benefits	—	—	$450,000	—	$450,000	—
Subsidized COBRA Benefits	—	—	$2,296	—	$2,296	—

Total	$322,067	$1,760,018	$2,212,315	$1,760,018	$3,531,872	$1,760,018

Michael N. Mears, COO:
AIP	—	$127,622	—	—	—	$127,622
LTIP	—	$341,675	—	—	$1,376,488	$341,675
Severance Benefits	—	—	$291,923	—	$291,923	—
Subsidized COBRA Benefits	—	—	$1,239	—	$1,239	—

Total	—	$469,297	$293,162	—	$1,669,650	$469,297

John D. Chandler, CFO:
AIP	—	$106,659	—	—	—	$106,659
LTIP	—	$278,137	—	—	$1,329,482	$278,137
Severance Benefits	—	—	$184,615	—	$184,615	—
Subsidized COBRA Benefits	—	—	$3,865	—	$3,865	—

Total	—	$384,796	$188,480	—	$1,517,962	$384,796

Richard A. Olson:
AIP	—	$92.995	—	—	—	$92,995
LTIP	—	$264,043	—	—	$993,244	$264,043
Severance Benefits	—	—	$260,000	—	$260,000	—
Subsidized COBRA Benefits	—	—	$2,856	—	$2,856	—

Total	—	$357,038	$262,856	—	$1,256,100	$357,038

Lonny E. Townsend:
AIP	—	$92,995	—	—	—	$92,995
LTIP	—	$264,043	—	—	$993,244	$264,043
Severance Benefits	—	—	$170,000	—	$170,000	—
Subsidized COBRA Benefits	—	—	$3,865	—	$3,865	—

Total	—	$357,038	$173,865	—	$1,167,109	$357,038

(1)	Voluntary Termination – NEO resigns his position within the organization. Our CEO is the only NEO currently eligible for retirement and therefore would receive a payout under the terms of the AIP. All other NEOs are required to remain employed up through the date of the actual payout.
(2)	Normal Retirement – The amounts above assume the NEO retires from the organization at age 65 and has at least 5 years of vesting service with the organization.
(3)	Involuntary Not for Cause Termination – Position elimination. Our CEO is the only NEO currently eligible for retirement and therefore would receive a prorated payout of any outstanding LTIP awards under all termination scenarios.
(4)	For Cause Termination – NEOs termination of employment resulted from; (i) willful failure by the NEO to substantially perform his or her duties, (ii) gross negligence or willful misconduct of the NEO which results in a significantly adverse effect upon the organization, (iii) willful violation or disregard of the code of business conduct or other published policy of the organization, or (iv) conviction of a crime involving an act of fraud, embezzlement, theft or any other act constituting a felony or causing material harm, financial or otherwise, to the organization. Our CEO is the only NEO currently eligible for retirement and therefore would still receive a prorated payout of any outstanding LTIP awards under all termination scenario.
(5)	Involuntary or for Good Reason Termination – A termination within two years of a change-in-control that occurs on an involuntary basis without cause as described above or on a voluntary basis for Good Reason defined in the Magellan Severance Plan and the LTIP.
(6)	Death or Disability – Disability is defined as meeting the requirements for qualification for benefits under the Magellan Long-Term Disability Plan.

Director Compensation

Independent and non-management directors of our general partner’s board of directors receive annually a retainer of $30,000 plus our limited partner units valued at $50,000 on the grant date. Independent and non-management directors also receive a meeting fee of $1,500 for each board of director and committee meeting they attend. The chairman of each of the compensation and conflicts committees receives an additional annual retainer of $10,000 and the chairman of the audit committee receives an additional annual retainer of $15,000. The chairman of each of these committees is an independent director. In addition, each director is reimbursed for out-of-pocket expenses in connection with attending board of directors or committee meetings. Each director is indemnified by us for actions associated with being a director of our general partner to the extent permitted under Delaware law.

The independent and non-management directors can elect to defer payment of each of their annual cash retainer, annual limited partner unit award and meeting attendance fees. All deferred compensation amounts are credited to the applicable director’s account in the form of phantom limited partner units, with distribution equivalent rights. Each director’s account is credited with additional phantom limited partner units for all distribution equivalents earned. During 2008, Mr. DesBarres elected to defer all of his compensation, Mr. Montague elected to defer his annual limited partner unit award and Mr. O’Brien elected not to defer any of his compensation. All compensation deferred by Mr. DesBarres and Mr. Montague was invested in phantom limited partner units. Distribution equivalents will be earned on phantom units held in each director’s deferred compensation account when distributions are paid on our outstanding limited partner units. The distribution equivalents will be converted into additional phantom units with distribution equivalent rights. In addition, Mr. O’Brien elected to receive the second installment of his equity compensation in cash.

Other directors of our general partner during 2008 were Patrick C. Eilers, Thomas T. Macejko, Jr., Thomas S. Souleles and Don R. Wellendorf. During 2008, these directors received no compensation for their service on our general partner’s board of directors or its committees. Messrs. Macejko and Souleles resigned from our general partner’s board of directors effective December 3, 2008. Mr. DesBarres passed away on December 29, 2008.

Details of amounts earned by the independent members of our general partner’s board of directors for the fiscal year ended December 31, 2008 are as follows:

Name	Retainers and Fees Paid or Deferred	Unit Awards Paid or Deferred	Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
John P. DesBarres	$118,000	$50,021	$(57,425)	—	$110,575
James R. Montague	$121,000	$50,021	$(18,725)	—	$146,329
George A. O’Brien, Jr.	$151,000	$25,019	—	—	$176,019

During 2008, each of the independent directors were awarded equity consisting of our common units as set forth below. The fair value of the units awarded was based upon the closing market price of our common units on the grant date.

Date	Units Awarded			Fair Value on Grant Date	Total Compensation
John P. DesBarres:
01/01/08	1,038	(a	)	$43.36	$45,007
02/14/08	60	(b	)	$43.65	$2,619
05/15/08	66	(b	)	$40.96	$2,703
06/02/08	2,064	(c	)	$39.25	$81,012
08/15/08	118	(b	)	$35.99	$4,246
11/14/08	149	(b	)	$29.56	$4,404
12/02/08	1,446	(d	)	$29.05	$42,006

Total	4,941				$181,997

Date	Units Awarded			Fair Value on Grant Date	Total Compensation
James R. Montague:
01/01/08	577	(e	)	$43.36	$25,019
02/14/08	27	(b	)	$43.65	$1,179
05/15/08	30	(b	)	$40.96	$1,229
06/01/08	637	(e	)	$39.25	$25,002
08/15/08	49	(b	)	$35.99	$1,764
11/14/08	60	(b	)	$29.56	$1,774

Total	1,380				$55,967

Date	Units Awarded			Fair Value on Grant Date	Total Compensation
George A. O’Brien, Jr.:
01/01/08	577	(e	)	$43.36	$25,019

Total	577				$25,019

(a)	Represents 50% of Mr. DesBarres’ annual cash retainer ($30,000), equity retainer paid in limited partner units ($50,000) and annual retainer as chairman of the compensation committee.
(b)	Represents the distribution equivalents value for the total of all deferred units held by this director on the dates we paid quarterly distributions to our unitholders.
(c)	Represents the remaining 50% of Mr. DesBarres’ compensation described in (a) above, plus $36,000 for attendance at board meetings during the period December 1, 2007 through May 31, 2008.
(d)	Represents fees for attending board meetings during the period June 1, 2008 through November 30, 2008.
(e)	Represents 50% of this director’s annual retainer paid in limited partner units ($50,000).

Director Compensation

Nonqualified Deferred Compensation Plan

Name	Director Deferred Compensation In Last FY ($)	Nonqualified Deferred Compensation Earnings in Last FY ($)
John P. DesBarres	$168,025	$(57,425)
James R. Montague	$50,021	$(18,725)

Name	Beginning Balance January 1, 2008	2008 Deferred Compensation	2008 Distribution Equivalents	Market Value Gains/ (Loss)	Ending Balance December 31, 2008
John P. DesBarres
Market Value	$127,510	$168,025	$13,972	$(71,397)	$238,085
Number of Units	2,940	4,548	393		7,881
James R. Montague
Market Value	$53,882	$50,021	$5,946	$(24,671)	$79,211
Number of Units	1,242	1,214	166		2,622

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP was our independent registered public accounting firm for our 2008 audit and will conduct our 2009 audit. In connection with this audit, we entered into an engagement agreement with Ernst & Young LLP, which sets forth the terms by which Ernst & Young LLP will perform audit services for us. That agreement is subject to alternative dispute resolution procedures. A representative of Ernst & Young LLP will attend our annual meeting. The representative will have the opportunity to make a statement if he desires to do so and to respond to appropriate questions.

Audit Fees

The aggregate fees billed for professional services rendered by Ernst & Young LLP for the audit of our annual consolidated financial statements for the fiscal years ending December 31, 2007 and 2008, for reviews of our consolidated financial statements included in our Forms 10-Q for 2007 and 2008, for consultation concerning financial accounting and reporting standards during 2007 and 2008, for procedures related to registration statements and other SEC filings in 2007 and 2008 and for an audit of internal control over financial reporting for 2007 and 2008 were $1,157,597 and $1,202,088, respectively.

Audit-Related Fees

There were no fees billed during fiscal years 2007 and 2008 for assurance and related services by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported under the caption “Audit Fees.”

Tax Fees

The aggregate fees billed in fiscal years 2007 and 2008 for professional services rendered by Ernst & Young LLP for tax advice and compliance were $22,838 and $8,119, respectively. These services included consultation concerning tax planning and compliance.

All Other Fees

No fees were billed in fiscal years 2007 and 2008 for products and services provided by Ernst & Young LLP, other than as set forth above.

Affiliate Fees

MGG and MGG MH, our affiliates, cumulatively paid audit and tax fees to Ernst & Young LLP of $358,539 in 2007 and $169,015 in 2008.

The audit committee of our general partner’s board of directors has adopted an audit committee charter, which is available on our website at www.magellanlp.com. The charter requires the audit committee to approve in advance all audit and non-audit services to be provided by our independent registered public accounting firm in accordance with the Audit and Non-Audit Services Pre-Approval Policy, which is an appendix to the audit committee charter. All services reported in the Audit, Audit-Related, Tax and All Other Fees categories above were approved by the audit committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of February 20, 2009 the number of our common units beneficially owned by: (1) each person who is known to us to beneficially own more than 5% of our common units; (2) the current directors and the nominee of our general partner’s board of directors; (3) the NEOs of our general partner; and (4) all current directors and executive officers of our general partner as a group. We obtained certain information in the table from filings made with the SEC.

Name of Beneficial Owner, Director, Nominee or NEO	Our Common Units	Percentage of Common Units
Patrick C. Eilers	—	—
James R. Montague	10,344	*
George A. O’Brien, Jr.	6,938	*
Don R. Wellendorf	92,673	*
John D. Chandler	42,918	*
Michael N. Mears	29,729	*
Richard A. Olson	31,219	*
Lonny E. Townsend	27,582	*
All Current Directors and Executive Officers as a Group (10 persons)	280,500	*

*	represents less than 1%

MGG owns our general partner, which owns an approximate 2% general partner interest in us and all of our incentive distribution rights. The following table sets forth as of February 20, 2009 the number of MGG common units beneficially owned by: (1) the current directors and the nominee of our general partner’s board of directors; (2) the NEOs of our general partner; and (4) all current directors and executive officers of our general partner as a group.

Name of Director, Nominee or NEO	MGG Common Units	Percentage of Common Units
Patrick C. Eilers	—	—
James R. Montague	1,000	*
George A. O’Brien, Jr.	—	—
Don R. Wellendorf	135,769	*
John D. Chandler	94,722	*
Michael N. Mears	94,722	*
Richard A. Olson	—	—
Lonny E. Townsend	31,574	*
All Current Directors and Executive Officers as a Group (10 persons)	452,509	*

*	represents less than 1%

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The table set forth below provides information concerning the various types of awards that may be issued from the LTIP, including phantom units and performance awards as of December 31, 2008. For more information regarding the material features of the LTIP, please read Note 13 of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008.

Plan Category	Number of Securities to be Issued upon Exercise/Vesting of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the 1st Column of this Table)
Equity Compensation Plans Approved by Security Holders	404,147	1,671,668
Total	404,147	1,671,668

(1)	Units delivered pursuant to an award consist, in whole or in part, of units acquired on the open market, from any affiliate, us, any other person or any combination of the foregoing. We have the right to issue new units as part of the LTIP. Awards may also be settled in cash. Units or cash awarded pursuant to the LTIP are granted without payment by the participant. Taxes are withheld from the award to cover the participant’s mandatory tax withholdings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during the last fiscal year were Messrs. DesBarres, Eilers, Macejko, Montague, O’Brien, Souleles and Wellendorf. No member of the Compensation Committee was an officer or employee of the Partnership or our general partner during fiscal 2008, with the exception of Mr. Wellendorf, Chairman, CEO and President of our general partner.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS

AND CERTAIN CONTROL PERSONS

Transactions with Related Persons.

We reimburse MGG GP for costs of employees necessary to conduct our operations pursuant to a services agreement. The current affiliate payroll and benefits accruals associated with this agreement at December 31, 2008 were $18.1 million, and the long-term affiliate pension and benefits accruals associated with this agreement at December 31, 2008 were $31.8 million. We settle our affiliate payroll, payroll-related expenses and non-pension postretirement benefit costs with MGG GP on a monthly basis. We settle our long-term affiliate pension liabilities through payments to MGG GP when MGG GP makes contributions to its pension funds.

MGG historically reimbursed us for general and administrative (“G&A”) expenses (excluding equity-based compensation) in excess of a G&A cap. The amount of G&A costs required to be reimbursed by MGG to us under this agreement was $1.6 million in 2008. We will not receive reimbursements under this agreement beyond 2008.

During 2008, we recognized $0.4 million of G&A compensation expense, with a corresponding increase in partners’ capital, for payments made by MGG MH to one of our executive officers.

Because our distributions have exceeded target levels as specified in our partnership agreement, our general partner receives approximately 50% of any incremental cash distributed per limited partner unit. MGG, the owner of our general partner, indirectly benefits from these distributions. In 2008, distributions paid to our general partner, based on its general partner interest and incentive distribution rights, totaled $85.6 million.

From January 1, 2008 through December 3, 2008, the executive officers of MGG’s general partner (“MGG’s Executive Officers”), who also serve as executive officers of our general partner, collectively owned a direct interest in MGG MH of approximately 4%, and MGG MH owned MGG’s general partner. MGG’s Executive Officers, through their ownership in MGG MH, indirectly benefited from our distributions and directly benefited from MGG’s distributions. For more information regarding the distributions to our general partner’s executive officers due to their ownership in MGG MH, please see the section entitled “Distributions on NEOs’ Personal Investments in MGG MH” in this proxy statement.

On December 3, 2008, MGG purchased its general partner from MGG MH and MGG MH is no longer affiliated with MGG or us. As part of this transaction, MGG MH distributed approximately 8.8 million of MGG’s common units it held to its owners, including MGG’s Executive Officers. The number of MGG common units received by MGG’s Executive Officers due to this pro rata distribution is set forth below.

MGG’s Executive Officers	2008 Total Distribution of MGG Common Units from MGG MH
Don R. Wellendorf, CEO	135,769
John D. Chandler, CFO	94,722
Lonny E. Townsend	31,574

In 2009, MGG’s Executive Officers, which currently own less than 1% of MGG’s common units, will directly benefit from MGG’s distributions.

One of our general partner’s former independent board members, John P. DesBarres, served as a board member for American Electric Power Company, Inc. (“AEP”) of Columbus, Ohio until December 2008. Mr. DesBarres passed away on December 29, 2008. For the year ended December 31, 2008, our operating expenses included $2.8 million of power costs incurred with Public Service Company of Oklahoma (“PSO”), which is a subsidiary of AEP. We had no amounts payable to or receivable from PSO or AEP at December 29, 2008.

Review, Approval or Ratification of Transactions with Related Persons

Recognizing that related person transactions present a heightened risk of conflicts of interest and/or improper valuation, our general partner’s board of directors has adopted a written policy, which must be followed in connection with all related person transactions involving us or our subsidiaries. Under this policy, any related person transaction may be entered into or continue only if approved as follows:

•	By the conflicts committee of our general partner’s board of directors;

•

If the related person transaction is in the normal course of our business and is (a) on terms no less favorable to us than those generally being provided to or available from unrelated third parties or (b) fair to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us), then the CEO of our general partner has authority to approve the transaction. The CEO’s signature on an authorization for expenditure form with a related person is conclusive evidence of his approval pursuant to the policy. If we will be entering into several transactions of the same type over a period of time with a related person, the CEO may pre-approve all such transactions, but must review such pre-approvals not less than annually; or

•	Any other related person transaction may be approved by a majority of the disinterested directors on our general partner’s board of directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the directors and executive officers of our general partner and persons who beneficially own more than 10% of our common units to file ownership and changes in ownership reports with the SEC and the NYSE. The SEC regulations also require that a copy of all these filed Section 16(a) forms must be furnished to us by the directors and executive officers of our general partner and persons beneficially owning more than 10% of our common units. Based on a review of the copies of these forms and amendments thereto with respect to 2008, we know of no late filings.

CODE OF ETHICS

Our general partner’s board of directors has adopted a code of ethics that applies to our general partner’s principal executive officer, Don R. Wellendorf, and principal financial and accounting officer, John D. Chandler, and a code of business conduct that applies to all officers and directors of our general partner and to all employees providing services to us. You may view each of these codes on our website at www.magellanlp.com.

UNITHOLDER PROPOSALS FOR 2010

ANNUAL MEETING OF LIMITED PARTNERS

Any common unitholder entitled to vote at our 2010 annual meeting of limited partners can nominate persons for election to the board of directors of our general partner at the annual meeting by complying with the procedures set forth in our partnership agreement within the time frame discussed below. Your ability to nominate persons for election to our general partner’s board of directors is limited by the NYSE listing requirements regarding the independence and experience of directors of our general partner’s board or committees thereof.

In order to nominate persons to our general partner’s board of directors at the 2010 annual meeting, written notice must be delivered to our general partner at One Williams Center, Tulsa, Oklahoma 74172 no later than the close of business on December 24, 2009, nor earlier than the close of business on December 9, 2009. The written notice must include: (1) as to each person whom the unitholder proposes to nominate for election or reelection as a director of our general partner all information relating to such nominee that is required to be disclosed in solicitations of proxies for the election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director of our general partner if elected); and (2) as to the unitholder giving the notice: (i) the name and address of such unitholder; and (ii) the class and number of units which are owned by the unitholder.

Any limited partner who wishes to submit a proposal for inclusion in the proxy materials for our 2010 annual meeting must submit such proposal by the dates referred to above or it will be considered untimely. SEC rules set forth standards as to what proposals are required to be included in a proxy statement for a meeting. In no event are limited partners allowed to vote on matters that would cause the limited partners to be deemed to take part in the management and control of our business and affairs so as to jeopardize the limited partners’ limited liability under the Delaware limited partnership act or the law of any other state in which we are qualified to do business.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and current reports and proxy statements with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov. You may also read and copy any document that we file with the SEC at the SEC’s public reference room at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. You can call the SEC at 1-202-551-8090 for further information on the public reference room and its copy charges. We maintain a website at www.magellanlp.com, where we make our SEC filings available.

You may request a copy of the audit and compensation committee charters and Corporate Governance Guidelines of our general partner’s board of directors and our code of ethics, code of business conduct, annual report or SEC filings without charge, or directions to our annual meeting by calling or writing to us at the following address:

Investor Relations Department

Magellan Midstream Partners, L.P.

One Williams Center

Tulsa, Oklahoma 74172

Local phone: (918) 574-7000

Toll-free phone: (877) 934-6571

If you would like to request documents from us, please do so at least 10 business days before the date of the annual meeting in order to receive timely delivery of the documents before the annual meeting.

You should rely only on the information contained in this proxy statement to vote your units at the annual meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement.

The information contained in this document is applicable as of the date indicated on the cover of this document unless the information specifically indicates that another date applies.

FORM OF PROXY CARD

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 10:00 a.m., Central Time, on April 22, 2009.

Vote by Internet

• Log on to the Internet and go to www.computershare.com/expressvote.

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X
Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposal – The Board of Directors recommends a vote FOR the nominee listed.

1.	Election of Directors:	For	Withhold

	01 – George A. O’Brien, Jr.	☐	☐

B Non-Voting Items

Change of Address Please print your new address below.	Comments – Please print your comments below.	Meeting Attendance ☐
Mark the box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 –Please keep signature within the box.	Signature 2 – Please keep signature within the box.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE ▼

Proxy – Magellan Midstream Partners, L.P.

Notice of 2009 Annual Meeting of Limited Partners

Williams Resource Center

One Williams Center

Tulsa, Oklahoma

Proxy Solicited by Board of Directors for the Annual Meeting – April 22, 2009

Lonny E. Townsend and Don R. Wellendorf, or any of them, each with the power of substitution, are hereby authorized to represent and vote the units of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Limited Partners of Magellan Midstream Partners, L.P. to be held on April 22, 2009 or at any postponement or adjournment thereof.

Units represented by this proxy will be voted by the unitholder. If no such directions are indicated, the Proxies will have authority to vote FOR George A. O’Brien, Jr.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)